Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NexPoint Residential Trust, Inc.:

We consent to the use of our report dated March 14, 2017, with respect to the consolidated balance sheets of NexPoint Residential Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related combined consolidated statements of operations and comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

April 24, 2017